Exhibit 16.1

August 13, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K of WestMountain Gold, Inc, dated August 10, 2015 related to the dismissal of our firm as the registrant's independent registered public accounting firm.

Yours truly,

/s/ PMB Helin Donovan

PMB Helin Donovan